Exhibit 12.1


                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
                Twelve Months Ended June 30, 2002
                         (in thousands)



Net income from continuing operations                $  131,064
Income taxes                                             85,017
Fixed charges (including securitization                 113,193
certificates)
   Total                                             $  329,274
                                                     ==========
Interest expense                                     $   94,160
Interest component of rentals                            19,033
   Total                                             $  113,193
                                                     ==========
Ratio of earnings to fixed charges                         2.91
                                                           ====




                                                     Exhibit 12.2


                      Boston Edison Company
        Computation of Ratio of Earnings to Fixed Charges
            and Preferred Stock Dividend Requirements
                Twelve Months Ended June 30, 2002
                         (in thousands)



Net income from continuing operations            $  131,064
Income taxes                                         85,017
Fixed charges (including securitization             113,193
certificates)
   Total                                         $  329,274
                                                 ==========
Interest expense                                 $   94,160
Interest component of rentals                        19,033
   Subtotal                                      $  113,193
                                                 ==========
Preferred stock dividend requirements                 5,979
   Total                                         $  119,173
                                                 ==========
Ratio of earnings to fixed charges                     2,76
                                                       ====